Exhibit 10.1.2

SECOND AMENDMENT

TO

LEASE AGREEMENT

AND

REAFFIRMATION OF GUARANTY

By and Among

The Indiana Port Commission,

Aventine Renewable Energy-Mt Vernon, LLC

And

Aventine Renewable Energy Holdings, Inc.

SECOND AMENDMENT TO LEASE AGREEMENT
AND REAFFIRMATION OF GUARANTY

THIS SECOND AMENDMENT TO LEASE AGREEMENT AND REAFFIRMATION OF GUARANTY (“Amendment”) is made and entered into this 18th day of October, 2007 among the INDIANA PORT COMMISSION, a body corporate and politic existing under the laws of the State of Indiana (the “Commission”), AVENTINE RENEWABLE ENERGY-MT VERNON, LLC a Delaware Limited Liability Company (“Lessee”, and together the “Parties”) and AVENTINE RENEWABLE ENERGY HOLDINGS, INC. (“Guarantor”).

RECITALS:

                                                A.                                   The Commission is charged with the management and operation of the Ports of Indiana, including the Port of Indiana-Mount Vernon, in Posey County, Indiana (the “Port”).

                                                B.                                     The Parties entered into a certain Lease Agreement dated October 31st, 2006 wherein the Commission did lease to Lessee a tract of real estate consisting of approximately 116 acres, more or less, located at the Port to be used and occupied by Lessee only for the operation of an ethanol production facility, including the production, storage and shipment (by truck, railroad, barge, pipeline and other means of transportation) of ethanol and ethanol related product and by products, and for related offices, storage tanks, storage facilities and other facilities incidental to such activity (the “Lease”).

                                                C.                                     Lessee and the staff of the Commission each had substantial participation in the preparation of the Lease, which was executed by the Office of the Attorney General and the Office of the Governor on January 19, 2007 and January 24, 2007 respectively.

                                                D.                                    The Parties entered into a certain First Amendment to Lease Agreement and Reaffirmation of Guaranty dated June 14th, 2007 wherein Section 3.04(b), 4.01(b), and 4.01(c) were deleted in their entirety and new Sections 3.04(b), 4.01(b) and 4.01(c) were replaced as stated in said First Amendment to Lease Agreement.

                                                E.                                      Section 4.01(b) of the First Amendment of Lease Agreement reads:

(b)                                 Lessee shall commence construction of Phase I of the Project on or before September 1, 2007 (the “Construction Date”).  For purposes hereof, “Commence Construction” means the presence of contractors on the Leased Premises performing excavation work beyond clearing of the site after Lessee has obtained all required building permits.  Lessee shall: (i) cause substantial completion of Phase One of the Project with a capacity of 110 million gallons of ethanol and the commencement of production of ethanol from Phase One (other than for the purposes of testing operations) to occur on or before March 1, 2009, and (ii) to cause substantial completion of Phase Two of the Project with a capacity of an additional 110 million gallons of ethanol and the commencement of production of ethanol from Phase Two (other than for purposes of testing operations) to occur on or before January 1, 2010.

F.                                      Section 4.01(c), in part, acknowledged the existence of external circumstances and conditions, which could arise, through no fault of Lessee, which would make it impossible for Lessee to comply with the defined Construction Date.  Section 4.01(c) further provides for a procedure wherein Lessee would notify the Commission of its anticipated failure to comply with the Construction Date, the extension of the Construction Date, and the Parties obligations should Lessee thereafter provide written notice to the Commission of its anticipated failure to comply with the extended Construction Date.  Further, Section 4.01(c) provides:  In the event Lessee believes it will be unable to obtain permits by July 1, 2007, but in good faith believes that such permits may be issued by September 1, 2007, Lessee may postpone until September 1, 2007 such July 1, 2007 date by written notice of such postponement provided to the Commission on or before July 1, 2007.

Lessee may thereafter, but prior to September 1, 2007, give the Commission written notice of an anticipated failure to comply with the September 1, 2007 date.  Immediately following the written notice, Lessee and the Commission agree to negotiate in good faith a waiver of the September 1, 2007 date and the establishment of a new date, which shall be for the shortest reasonable time period required.  Failing agreement, either Lessee or the Commission may terminate this Lease.

G.                                          Pursuant to Section 4.01 (c) Lessee provided written notice to the Commission by letter dated August 30, 2007 of its belifef it would be unable to obtain permits by September 1, 2007, thereby stating its belief it would be unable to commence construction by September 1, 2007.

H.                                         Section 4.01 (c) states: “Immediately following the written notice, Lessee and the Commission agree to negotiate in good faith a waiver of the September 1, 2007 date and the establishment of a new date, which shall be for the shortest reasonable time period required. Failing agreement, either Lessee or the Commission may terminate this Lease”.

I.                                              The Parties have negotiated in good faith a waiver of the September 1, 2007 date and the amendment of certain terms of the Lease and wish to herein memorialize their agreement.

J.                                             Guarantor is joining in the execution of this Second Amendment solely for purposes of consenting to all provisions of this Amendment and ratifying, confirming and reaffirming its obligations under that certain Lease Guaranty dated as of October 31, 2006 (the “Lease Guaranty”).

K.                    The Lessee, the Commission and Guarantor have each had substantial participation in the preparation of this Amendment which shall, upon approval by the Governor of Indiana, become effective.

L.                                      At a properly convened public meeting, the Commission has duly approved the execution and delivery of this Amendment by its duly authorized officers.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual undertakings hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Commission, Lessee and Guarantor (solely for purposes of its agreement to the provisions of Paragraph 6 below) hereby agree as follows:

1.                                       Immediately following the signature page of this Amendment is the Addendum of State required contract provisions previously executed by the Parties.  The Parties reaffirm the covenants and affirmations contained in said Addendum and incorporated the same into this Second Amendment.

2.                                       This Second Amendment is subject to and conditioned upon the approval of the Governor of the State of Indiana (the “Governor”). Lessee agrees that any of Lessee’s Work performed by Lessee prior to the approval of this Second Amendment by the Governor of the State of Indiana, or any other action taken or expense incurred by Lessee, in contemplation of the Governor approving this Second Amendment shall be at the sole risk of Lessee.  Lessee shall be without recourse against the Commission or the State of Indiana for the Governor’s failure to approve this Second Amendment in the event this Second Amendment is not approved by the Governor of the State of Indiana, and agrees to, and hereby does, hold the Commission harmless for any loss asserted or claimed for the Governor’s failure to approve this Second Amendment, and to indemnify and defend the Commission against any such loss arising, as a result of Lessee’s Work or occupancy of the Real Estate prior to the approval of this Second Amendment by the Governor.  If the Governor fails to approve this Second Amendment, the Parties agree to work together in good faith to negotiate revisions to this Second Amendment which are mutually agreeable to the Parties and the Governor.

3.                                       Section 4.01(b) of the First Amendment to Lease Agreement shall be deleted in its entirety and replaced by the following:

(b)                                 Lessee commenced construction of Phase I of the Project on or before September 24, 2007 (the “Construction Date”).  For purposes hereof, “Commence Construction” means the presence of contractors on the Leased Premises performing excavation work beyond clearing of the site after Lessee has obtained all required building permits.  Lessee shall:  (i) cause substantial completion of Phase One of the Project with a capacity of 110 million gallons of ethanol and the commencement of production of ethanol from Phase One (other than for the purposes of testing operations) to occur on or before March 1, 2009, and (ii) to cause substantial completion of Phase Two of the Project with a capacity of an additional 110 million gallons of ethanol and the commencement of production of ethanol from Phase Two (other than for purposes of testing operations) to occur on or before January 1, 2010.

4.                                            Section 4.01(c)of the Lease shall be deleted in its entirety and replaced by the following:

(c)                                  Lessee agrees to prosecute with due diligence all Lessee’s Work.  The parties acknowledge the Construction Date of September 24th, 2007 as stated in Section

4.01(b) above is established following consultation by Lessee with its construction managers and suppliers.

5.                                       In consideration of the Commission’s agreements set forth herein to extend the Construction Date to September 24th, 2007, Lessee hereby waives, to the extent applicable, all rights to claim a force majeure delay for any matter relating to Construction Date occurring prior to the date hereof.

6.                                       Guarantor hereby consents to the amendments to the Lease made by this Second Amendment and agrees that such amendments shall not affect, impair, discharge, relieve or release Guarantor of its obligations under the terms of the Lease Guaranty, and that such Lease shall be deemed to reference the Lease as amended hereby. Guarantor hereby ratifies, confirms and reaffirms in all respects, the Lease Guaranty, and agrees that said Lease Guaranty shall continue in full force and effect.

7.                                       Commission and Lessee agree that the above and foregoing Recitals are true, correct and complete and are hereby incorporated and made a part of this Amendment as if completely and fully set forth herein. The terms used in this Second Amendment shall have the definitions set forth in the Lease as previously amended, except that any internal references in the Lease to the word “Lease” shall mean the Lease, as hereby amended, wherever therein the context so requires in order to give meaning to this Amendment.

8.                                       Lessee and the Commission hereby affirm, reaffirm and confirm that as of the date hereof the Lease is in full force and effect, that the Lease has not been modified or amended (except as provided in this Amendment) and that all of the Commission’s and Lessee’s obligations accrued to date have been performed. Lessee and Commission hereby agree that there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of the Commission or Lessee under the Lease, as amended by this Amendment. Each of Lessee and the Commission hereby ratify the provisions of the Lease on behalf of themselves and their respective successors and assigns and agree to attorn and be bound to each other and their respective successors and assigns as to all of the terms, covenants and conditions of the Lease, as amended hereby. This Amendment shall be incorporated into and made a part of the Lease and all provisions thereof not expressly modified or amended hereby shall remain in full force and effect. Nothing contained in this Amendment (except, as applicable, for the specific amendments to the Lease set forth in this Amendment) shall release or relieve Lessee or Commission from their respective obligations or liabilities under the Lease accruing prior to the date hereof.

9.                                       Except as expressly amended and modified by this Amendment, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. This Amendment, together with the Lease, is the complete understanding between the parties and supersedes all other prior agreements and representations concerning its subject matter. To the extent of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall control.

[REMAINDER OF PAGE INTENTIONALLY BLANK — SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day, and month and year first above-written.

ATTEST:	INDIANA PORT COMMISSION
(“Commission”

By: /s/ Tony Walker	By:	/s/ Ken Kaczmarek,
Asst. Secretary	Chairman

AVENTINE RENEWABLE ENERGY — MT VERNON, LLC
(“Lessee”)

/s/ John R. Gray
(Signature)

John R. Gray Vice President — Global Supply
(Printed name and title)	& Distribution
(Printed name and title)

Approved as to form and legality	APPROVED
This 29th day of October, 2007	DATE: 11/5/07

/s/ Elizabeth A. Brown	/s/ Mark Massa
For Steve Carter	For The Honorable Mitchell Daniels
Attorney General of Indiana	Governor of Indiana

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
“Guarantor”

/s/ John R. Gray
(Signature)

John R. Gray Vice President — Global Supply
(Printed name and title)	& Distribution
(Printed name and title)

This instrument was prepared jointly by David W. Haniford, General Counsel Indiana Port Commission (Atty#7438-79) 150 W. Market St., Ste, 100, Indianapolis, IN 46204 (317) 232- 9204; Mark D. Grant, Esq., ICE MILLER LLP, One American Square, Suite 3100, Indianapolis, IN 46282-0200 (317) 236-2100; and James D. Satrom, Esq., Hall, Estill, Hardwick, Gable,

Golden & Nelson, P.C., 320 S. Boston Avenue, Suite 400, Tulsa, OK 74103-3708.